Exhibit 99.1

American States Water Company Announces Fourth Quarter and Full Year 2017 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--February 26, 2018--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.35 for the fourth quarter ended December 31, 2017, as compared to basic and fully diluted earnings per share of $0.30 for the fourth quarter ended December 31, 2016. Fully diluted earnings for the year ended December 31, 2017 were $1.88 per share, compared to $1.62 per share for 2016.

Fourth Quarter 2017 Results

The table below sets forth a comparison of the fourth quarter 2017 diluted earnings per share by business segment with diluted earnings per share for the fourth quarter of 2016, as reported:

	Diluted Earnings per Share
	Three Months Ended
	12/31/2017	12/31/2016	CHANGE
Water	$0.18	$0.13	$0.05
Electric	0.02	0.04	(0.02)
Contracted services	0.11	0.13	(0.02)
AWR (parent)	0.04	—	0.04
Consolidated diluted earnings per share, as reported	$0.35	$0.30	$0.05

Water Segment

For the three months ended December 31, 2017, fully diluted earnings from the water segment of AWR’s Golden State Water Company (“GSWC”) subsidiary were $0.18 per share, as compared to $0.13 per share for the three months ended December 31, 2016. The Tax Cuts and Jobs Act (“Tax Act”) enacted in December 2017 reduces the federal corporate income tax rate from 35% to 21% effective January 1, 2018. While the changes from the Tax Act did not have a significant impact to AWR’s consolidated results for 2017, they did have a negative effect on earnings at the water segment, which was mostly offset by an increase in earnings at AWR (parent) as discussed later and, to a lesser extent, at the other two business segments. The water segment’s earnings for the fourth quarter of 2017 were negatively impacted by approximately $0.03 per share as a result of the remeasurement of cumulative deferred tax balances as of December 31, 2017. Excluding this one-time cumulative impact from the Tax Act, diluted earnings from the water segment during the fourth quarter of 2017 increased by $0.08 per share as compared to the same period in 2016 due primarily to the following items:

  A downward adjustment to earnings of $0.08 per share was recorded in the fourth quarter of 2016 related to the first three quarters of 2016 due to a delayed general rate case decision issued in December 2016 by the California Public Utilities Commission (“CPUC”) to set rates for years 2016 - 2018.
  An overall decrease in the water gross margin in the fourth quarter of 2017 primarily due to the cessation of GSWC’s Ojai operations resulting from the sale of this water system in June 2017, partially offset by CPUC-approved second year rate increases effective January 1, 2017.
  An increase in interest and other income (net of interest expense) due primarily to (i) higher gains recorded on investments as compared to 2016, (ii) interest income related to a settlement payment received in December 2017, and (iii) higher interest income earned on regulatory assets resulting mostly from an increase in the 90-day commercial paper rate.

Overall, operating expenses remained relatively flat due to a decrease in legal expenses related to condemnation matters mostly offset by increases in conservation costs, regulatory-related expenses, and property and other taxes.

Electric Segment

For the three months ended December 31, 2017, diluted earnings from the electric segment decreased by $0.02 per share as compared to the prior year’s fourth quarter due primarily to a decrease in the electric gross margin. Downward adjustments to the revenue requirement were recorded during the fourth quarter of 2017 to reflect updated lower allocations from the general office resulting from the final water general rate case decision.

Contracted Services Segment

For the three months ended December 31, 2017, diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), decreased by $0.02 per share as compared to the prior year’s fourth quarter. Included in the results for the three months ended December 31, 2016 was approximately $0.03 per share in retroactive operations and maintenance revenues for periods prior to the fourth quarter of 2016 resulting from the successful resolution of a price redetermination for one of ASUS’s contracts with the U.S. government. There were no similar retroactive revenues recorded during the fourth quarter of 2017. Excluding the impact of this retroactive amount, diluted earnings from ASUS increased by $0.01 per share during the fourth quarter of 2017 as compared to the same period in 2016 due, largely, to increases in ongoing operations and maintenance management fees resulting from the successful resolution of various price adjustments, as well as the commencement of operations at Eglin Air Force Base (“Eglin”) in Florida in June 2017. This increase was partially offset by lower construction revenue.

AWR (parent)

For the three months ended December 31, 2017, diluted earnings from AWR (parent) increased $0.04 per share compared to the same period in 2016 due, in large part, to the remeasurement of federal deferred tax liabilities associated with the California state unitary deferred tax balances. The remeasurement was based on the Tax Act's lower federal corporate tax rate of 21%, which increased earnings at AWR (parent) by approximately $0.02 per share during the fourth quarter of 2017. Also affecting the comparability were lower state taxes recorded at the parent level during the fourth quarter of 2017 as compared to the same period in 2016.

Full Year 2017 Results

Fully diluted earnings for the year ended December 31, 2017 were $1.88 per share, compared to $1.62 per share for the same period in 2016. The table below sets forth a comparison of the recorded diluted earnings per share contribution by business segment and for the parent company:

	Diluted Earnings per Share
	For The Year Ended
	12/31/2017	12/31/2016	CHANGE
Water	$1.35	$1.17	$0.18
Electric	0.11	0.10	0.01
Contracted services	0.37	0.33	0.04
AWR (parent)	0.05	0.02	0.03
Consolidated diluted earnings per share, as reported	$1.88	$1.62	$0.26

Water Segment

For the year ended December 31, 2017, diluted earnings from the water segment increased by $0.18 per share to $1.35 per share as compared to $1.17 per share for 2016. Included in the results for 2017 was a $0.13 per share gain on the sale of the Ojai water system in June 2017 in connection with a settlement agreement reached in an eminent domain suit filed against GSWC. In addition, in February 2017, the CPUC approved recovery of incremental costs related to California's drought state of emergency, which were previously expensed. As a result of this approval, in 2017 GSWC recorded an increase to earnings of $0.02 per share.

Excluding the impact of the two items discussed above and the $0.03 negative impact from the Tax Act previously discussed, diluted earnings from the water segment for 2017 increased by $0.06 per share as compared to 2016 due to:

  An overall decrease in operating expenses (excluding supply costs) due mostly to lower legal expenses related to condemnation matters, and
  An increase in interest and other income (net of interest expense) due primarily to (i) higher gains recorded on investments as compared to 2016, (ii) amounts collected from developers on certain outstanding balances owed to GSWC, (iii) higher interest income on GSWC's regulatory assets resulting mostly from an increase in the 90-day commercial paper rate, and (iv) interest income related to a settlement payment received in December 2017.

The increase in water’s diluted earnings discussed above was partially offset by an overall decrease in the water gross margin mainly due to the cessation of Ojai operations in June 2017, partially offset by revenues generated from CPUC-approved second year rate increases effective January 1, 2017.

Electric Segment

For the year ended December 31, 2017, diluted earnings from the electric segment increased by $0.01 per share as compared to the same period in 2016. Operating expenses (excluding supply costs) decreased due to additional costs incurred in 2016 in response to power outages caused by severe winter storms experienced in January 2016, lower regulatory costs, and lower costs associated with energy efficiency and solar power programs approved by the CPUC. There was also a decrease in the ETR for the electric segment as compared to the same period in 2016 resulting from flow-through items. These increases to earnings were partially offset by a lower electric gross margin, which was due to the downward adjustment to the revenue requirement to reflect a decrease in the general office allocation approved in the water general rate case.

Contracted Services Segment

For the year ended December 31, 2017, diluted earnings from contracted services were $0.37 per share, compared to $0.33 per share for the same period in 2016. There was an increase in management fee revenues from the successful resolution of various price adjustments and asset transfers received during 2016 and 2017. There was also an increase in management fees and construction revenues generated from the operations at Eglin. These increases to earnings were partially offset by higher operating costs due to Eglin's transition activities and joint inventory study, as well as increases in labor and outside services costs related to business development and compliance.

AWR (parent)

For the year ended December 31, 2017, diluted earnings from AWR (parent) increased $0.03 per share compared to 2016 due to lower state taxes recorded at the parent level, as well as the remeasurement of federal deferred tax liabilities associated with the California state unitary deferred tax balances. The remeasurement utilizes the Tax Act's lower federal corporate tax rate of 21%, which increased earnings at AWR (parent) by approximately $0.02 per share in 2017.

Dividends

On January 30, 2018, AWR's Board of Directors approved a first quarter dividend of $0.255 per share on the Common Shares of the company. Dividends on the Common Shares are payable on March 1, 2018 to shareholders of record at the close of business on February 15, 2018. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 63 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

Non-GAAP Financial Measures

This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission.

Conference Call

The company will host a conference call on February 27, 2018 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning February 27, 2018 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through March 6, 2018.

About American States Water

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 259,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	December 31,
(in thousands)	2017	2016

Assets
Utility Plant-Net	$1,204,992	$1,150,926
Goodwill	1,116	1,116
Other Property and Investments	24,070	20,836
Current Assets	155,463	166,875
Regulatory and Other Assets	31,093	130,740
	$1,416,734	$1,470,493
Capitalization and Liabilities
Capitalization	$850,984	$815,278
Current Liabilities	156,662	177,944
Other Credits	409,088	477,271
	$1,416,734	$1,470,493

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)
Operating Revenues
Water	$67,275	$64,944	$306,332	$302,931
Electric	7,861	9,351	33,969	35,771
Contracted services	29,044	32,505	100,302	97,385
Total operating revenues	$104,180	$106,800	$440,603	$436,087

Operating Expenses
Water purchased	$17,683	$15,177	$68,302	$64,442
Power purchased for pumping	1,851	1,911	8,518	8,663
Groundwater production assessment	4,462	3,843	18,638	14,993
Power purchased for resale	2,873	2,906	10,720	10,387
Supply cost balancing accounts	(6,276)	(2,061)	(17,939)	(12,206)
Other operation	8,005	6,926	29,994	28,257
Administrative and general	19,128	19,165	81,662	80,994
Depreciation and amortization	9,847	9,972	39,031	38,850
Maintenance	4,884	4,562	15,176	16,470
Property and other taxes	4,519	3,938	17,905	16,801
ASUS construction	15,249	18,369	49,838	53,720
Gain on sale of assets	-	-	(8,318)	-
Total operating expenses	82,225	84,708	313,527	321,371

Operating income	$21,955	$22,092	$127,076	$114,716

Other Income and Expenses
Interest expense	(4,976)	(5,036)	(22,582)	(21,992)
Interest income	590	189	1,790	757
Other, net	603	125	2,057	997
Total other income and expenses	(3,783)	(4,722)	(18,735)	(20,238)

Income from Operations Before Income Tax Expense	$18,172	$17,370	$108,341	$94,478
Income tax expense	5,304	6,158	38,974	34,735
Net Income	$12,868	$11,212	$69,367	$59,743

Basic Earnings Per Share	$0.35	$0.30	$1.88	$1.63
Fully Diluted Earnings Per Share	$0.35	$0.30	$1.88	$1.62
Weighted average shares outstanding	36,680	36,570	36,638	36,552
Weighted average diluted shares	36,898	36,772	36,844	36,750

Dividends paid per Common Share	$0.255	$0.242	$0.994	$0.914

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707